Filed Pursuant to Rule 433
Registration Statement No. 333-159845
MUELLER WATER PRODUCTS, INC.
On September 14, 2009, the issuer, Mueller Water Products, Inc. (the “Company”), filed a preliminary prospectus supplement (the “Preliminary Prospectus Supplement”) to the prospectus included in the Company’s Registration Statement on Form S-3 (File No. 333-159845) (the “Registration Statement”).
In the Preliminary Prospectus Supplement, the Company stated that it was offering up to 27,500,000 Series A common stock, and that it had granted to the underwriters in the offering an option to purchase up to an additional 4,125,000 shares of Series A common stock from the Company at the public offering price, less the underwriting discount, within 30 days from the date of the final prospectus supplement to be filed in connection with the offering.
This free writing prospectus is being filed to communicate that the Company has determined that it will increase the number of shares it is offering to 32,280,000, and increase the underwriters’ option to purchase additional shares to 4,842,000 shares. The Company is offering the shares at a public offering price of $4.75 per share. The Company intends to use all of the net proceeds of the offering in the manner set forth under the section “Use of Proceeds” in the Preliminary Prospectus Supplement.
The Company has filed a registration statement including a prospectus and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at (866) 500-5408 or Goldman, Sachs & Co. at (866) 471-2526.